As filed with the Securities and Exchange Commission on November 12, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMAGENEBIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-1697316
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12526 High Bluff Drive, Suite 345

San Diego, CA 92130

(858) 345-6265

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ImageneBio, Inc. 2025 Equity Incentive Plan

ImageneBio, Inc. 2025 Employee Stock Purchase Plan

ImageneBio, Inc. 2025 Equity Inducement Plan

Inmagene Biopharmaceuticals 2019 Stock Incentive Plan

(Full title of the plans)

Kristin Yarema, Ph.D.

Chief Executive Officer

12526 High Bluff Drive, Suite 345

San Diego, CA 92130

(858) 345-6265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Asa M. Henin, Esq.

Brittany K. Wightman, Esq.

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

(858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 25, 2025 (the “Closing Date”), ImageneBio, Inc. (previously named Ikena Oncology, Inc, a Delaware corporation (“Ikena”)), a Delaware corporation (the “Registrant”), completed the previously announced merger (the “Merger”) with an entity formerly known as Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“Legacy Inmagene”), pursuant to the terms of an Agreement and Plan of Merger, dated as of December 23, 2024, by and among Legacy Inmagene, Ikena, Insight Merger Sub I, a exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Ikena, and Insight Merger Sub II, exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Ikena.

In accordance with the Merger Agreement, on the Closing Date, each outstanding stock option to purchase Legacy Inmagene ordinary shares (each a “Legacy Inmagene Option”) originally granted under the Legacy Inmagene 2019 Stock Incentive Plan (the “2019 Plan”) was assumed by the Registrant and was converted into, and became, a stock option to purchase shares of common stock of the Registrant and the Registrant assumed the 2019 Plan.

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) for the purpose of registering: (i) 1,118,167 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the ImageneBio, Inc. 2025 Equity Incentive Plan (the “2025 Plan”), (ii) 111,816 shares of Common Stock issuable under the ImageneBio, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”), (iii) 589,585 shares of Common Stock issuable under the ImageneBio, Inc. 2025 Equity Inducement Plan (the “Inducement Plan”), and (iv) 455,938 shares of Common Stock issuable under the 2019 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents or portions thereof, which have previously been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof (other than as indicated in Item 3(a) below, and other than portions of Current Reports furnished under Item 2.02 or Item 7.01 or exhibits furnished on such form that relate to such items and other portions of documents that are furnished but not filed or are otherwise not incorporated into registration statements pursuant to the applicable rules promulgated by the Commission):

(a)

The Registrant’s prospectus that forms a part of the Registrant’s Registration Statement on Form S-1 (File No.  333-290108), filed with the Commission on September 8, 2025 (excluding the financial statements of Ikena and the related report of Ikena’s independent registered accounting firm included in such prospectus), which became effective on September 15, 2025;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the Commission on November 12, 2025;

(c)

the Registrant’s Current Reports on Form 8-K filed with the Commission on July  1, 2025, July  11, 2025, July  15, 2025, July  16, 2025, July  22, 2025, July  24, 2025, July  29, 2025 (as amended on August  12, 2025), August  1, 2025, August  5, 2025, October  10, 2025, October  22, 2025, October  29, 2025 and November 5, 2025; and

(d)

the description of the Common Stock contained in the Registrant’s Registration Statement on Form S-1 filed with the Commission on September 8, 2025, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of exhibits furnished on such form that relate to such items and other portions of documents that are furnished but not filed or are otherwise not incorporated into registration statements pursuant to the applicable rules promulgated by the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws limit or eliminate the personal liability of its directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

•

In addition, the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors, officers and, in the discretion of the Registrant’s board of directors (the “Board”), certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

The Registrant will advance expenses, including attorneys’ fees, to its directors and, in the discretion of its Board, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers. These agreements provide that the Registrant will indemnify each of the directors and executive officers to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of the Registrant’s rights. Additionally, certain of the Registrant’s directors may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that its obligations to those same directors are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. The limitation of liability and indemnification provisions in the Registrant’s charter and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders. A stockholder’s investment may be harmed to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Fifth Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the Commission on March 30, 2021).

4.2	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Registrant, dated July 25, 2025 (Stock Split Amendment) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the Commission on July 29, 2025).

4.3	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Registrant, dated July 25, 2025 (Name Change Amendment) (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the Commission on July 29, 2025).

4.4	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the Commission on March 30, 2021).

5.1	Opinion of Cooley LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1	The Registrant’s 2019 Stock Incentive Plan, and form of stock option notice, and award agreement and restricted stock unit award agreement thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-285881) filed with the Commission on March 18, 2025).

99.2	The Registrant’s 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-290108) filed with the Commission on September 8, 2025).

99.3	Forms of Option Award Notice, Option Agreement and Notice of Exercise under the Registrant’s 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.21 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the Commission on July 29, 2025).

99.4	Forms of Restricted Stock Unit Grant Notice and Unit Award Agreement under the Registrant’s 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.22 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the Commission on July 29, 2025).

99.5	The Registrant’s 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-290108) filed with the Commission on September 8, 2025).

99.6	The Registrant’s 2025 Equity Inducement Plan and Forms of Stock Option Grant Notice, Option Agreement, and Notice of Exercise and Forms of RSU Grant Notice and RSU Agreement thereunder (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on August 1, 2025).

107.1	Filing Fee Table.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 12th day of November 2025.

IMAGENEBIO, INC.

By:	/s/ Kristin Yarema
Name:	Kristin Yarema, Ph.D.
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kristin Yarema, Ph.D. the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kristin Yarema Kristin Yarema, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer and Interim Principal Financial Officer)	November 12, 2025

/s/ Erin Butler Erin Butler	Senior Vice President, Finance and Administration (Principal Accounting Officer)	November 12, 2025

/s/ Jonathan Jian Wang Jonathan Jian Wang, Ph.D., MBA	Chair of the Board	November 12, 2025

/s/ David P. Bonita David P. Bonita, M.D.	Lead Independent Director	November 12, 2025

/s/ Otello Stampacchia Otello Stampacchia, Ph.D.	Director	November 12, 2025

/s/ Joseph P. Slattery Joseph P. Slattery	Director	November 12, 2025

/s/ Stephen Hui Wang Stephen Hui Wang, MBA	Director	November 12, 2025